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                                                                    EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4, and related Prospectus of PNC Bank Corp. for the registration of 4,000,000 shares of PNC Common Stock in connection with the Agreement and Plan of Merger, dated August 20, 1998 between PNC Bank and Hilliard-Lyons, Inc. and to the incorporation by reference therein of our report dated January 23, 1998, with respect to the consolidated financial statements of PNC Bank Corp. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




                                                     /s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
September 23, 1998